Exhibit 10.4
[Chinese to English translation]
Magnesium Industry Company

Management Agreement

Jointly Entered by:

China Direct Industries, Inc. and its wholly owned subsidiary
CDI China, Inc.

And

Yuwei Huang and Kong Tung

August 30, 2011

Party A:                                China Direct Industries, Inc. and its wholly owned subsidiary CDI China,Inc. (“CDI”or “Parent Company”))
Management Party:            Yuwei Huang and Kong Tung ( “Management Party”)
Target Company:                 Lingshi Xinghai Magnesium Industry Co., Ltd. (“Lingshi Xinghai”) Baotou Changxin Magnesium Industry Co., Ltd. (“Baotou Chang Mag”) Taiyuan Changxin Magnesium Industry Co., Ltd.
             (“Taiyuan Chang Mag”) Shanxi Gu County Golden Magnesium  Co., Ltd. (“Golden Mg”) Golden Trust Magnesium Industry Co., Ltd.  (“Golden Trust”)
             (the above companies jointly referred to as the “Target Company”)

In order to further stabilize, standardize, and expand the operations of the Target Company, Party A and Management Party have reached an agreement to commission Mr. Yuwei Huang as the General Manager and Mr. Kong Tung as the Deputy General Manager of the Target Company, together with its Management Team to manage the operations of the Target Company based on the audited Financial Statements as of September 30, 2010 and the unaudited financial results as of June 30, 2011 , including Balance Sheet, Income Statement, Adjusted Trial Balances, and fixed assets schedules as of September 30, 2010 and June 30, 2011 (the “Financial Schedules”), which are exhibited herein with this agreement. Accordingly, both parties entered into this agreement with detailed items stipulated as follows:

I. Term for Operational Management

The term for Management Party to manage the operations of the Target Company is three years starting from October 1, 2011 to September 30, 2014 (the “Term”); if both Party A and Management Party do not reach a written agreement to the contrary to propose a management change at least 30 days before the expiration date, the Term shall be automatically extended for a period of one more year.

II. Performance Benchmarks

1.
The performance benchmarks in this Agreement are based on the total production cost, Ferrosilicon price, and annual production volumes. According to the Target Company’s historical data, the total cost of producing one metric ton of magnesium ingot is RMB 13,500 (excluding Value Added Tax (“VAT”) ), which includes an average cost of ferrosilicon of approximately RMB 6,300, about 47% of the total production cost, the remaining fixed costs make up about 53% of the total production costs. During the term of this Agreement , on the premise that the working capital and gas supply are sufficient, and there is market demand, the Target Company shall complete production of 45,000 metric tons of magnesium ingot during the period from October 1, 2011 to September 30, 2012; and each fiscal year thereafter shall have a benchmark that is at 5,000 metric tons higher in each succeeding fiscal year meaning the Target Company shall complete production of 50,000 metric tons of magnesium in the fiscal year ending September 30, 2013, and 55,000 metric tons in the fiscal year ending September 30, 2014 (collectively, the “Performance Benchmark”).

Formula:
Total production cost (excluding VAT) = Fixed cost + Ferrosilicon cost
13,500	= 7,200 + 6,300

Ferrosilicon cost (excluding VAT) = Ferrosilicon price published at Asianmetal.com /1.17 +Ferrosilicon shipping cost

For example: during the previous quarter, the Ferrosilicon cost was RMB 7000/metric ton, the total production cost excluding VAT = fixed cost (RMB 6,700) + Ferrosilicon cost (RMB 7,000) = 13,700 RMB/metric ton, and price including VAT is 16,030 RMB/metric ton

Note:

a)
Price. For the assessment of performance under this Agreement, the magnesium ingot benchmark price shall be based on the average price of the following: (i) Target Company’s average ex-works price over the period of time from October 1, 2011 to September 30, 2012 (the “Measurement Period”) and (ii) the average ex-works price (including VAT) from Taiyuan or Inner Mongolia region published on Asianmetal.com over the Measurement Period, which amount shall be divided by 1.17 in order to obtain the price excluding VAT (the “Benchmark Price”). For example, if the Asianmetal.com ex-work price of magnesium ingots from Taiyuan is in the range of RMB 18,150 to RMB 18,350 over the Measurement Period, then the average price of RMB 18,250 is divided by 1.17 to obtain the ex-works price (excluding VAT) which is RMB15, 598 per metric ton. The Ferrosilicon ex-work price (excluding VAT) shall be calculated based on the average of the Ferrosilicon ex-work price (including VAT) of Shanxi Province (or Inner Mongolia) published on Asianmetal.com, divided by 1.17 to obtain the factory price (excluding VAT). For example, on the date of assessment, if the Asianmetal.com ex-work price of Ferrosilicon from Taiyuan is between 6,900 and 7,000 the average shall be 6,950, divided by 1.17 and the ex-work (excluding VAT) price shall be RMB5,940 per metric ton, add the transportation costs to obtain the Ferrosilicon costs (excluding VAT).

b)
If Party A achieved the sales through its own marketing efforts, management shall, at the best of its efforts, ensure the Target Company’s timely production and provided stable supplies, the sales price given to Party A shall be no greater than the sales price  management used in selling to other 3rd party during the same time period.

c) If the performance benchmark cannot be achieved due to natural disasters, government matters, or other events of force majeure, the performance shall be reassessed according to actual situation.

2.
Bonus awards: CDII shall pay the following bonus for the services to be provided over the Term of this Agreement if the Target Company’s actual magnesium ingot production reaches the  Performance Benchmark defined in Section II and if during the Measurement Period, the total fixed production cost (excluding VAT) of magnesium ingot at the Target Company is 50% or less of total cost of production, and if the total cost  of production of magnesium ingot at the Target Company is within 80%-90% of the Benchmark Price defined above, then a bonus of 960,000 shares of CDII’s common stock shall be awarded to Yuwei Huang and 480,000 shares of CDII’s common stock shall be awarded to Kong Tung (collectively, the “Bonus Shares”).  The bonus award is to reward the Management Party during the management term, and shall be computed accordingly to the Performance Benchmark  during the Term.  Management Party may determine the final allocation and the time period when the Bonus Shares shall be distributed.  During the management term,  Yuwei Huang’s monthly salary is RMB 200,000 (annual salary RMB 2,400,000), Kong Tung’s monthly salary is RMB 100,000 (annual salary RMB 1,200,000).

3.
All of the production of the Target Company shall be sold to end users, trading companies that are not affiliates (as hereinafter defined) of Management Party, Party A’s wholly own subsidiaries or sold via CDI’s wholly own trading subsidiaries. As defined in this Agreement, the term “affiliates” means a person or company that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. The Target Company shall not enter into any sales transaction with or through Management Party or its affiliates. In an effort to ensure the consistency of ex-works prices, the Target Company shall provide Party A with complete sales documents including but not limited to sales contracts and supporting documents within one month after the sales occur.

4.
During the Term, Party A shall do it s best to ensure sufficient working capital in the Target Company to ensure the normal operation of the Target Company; if management party provides loans to the Target Company as working cash flow, the annual interest rate shall be 12%.

5.
Both parties agreed, if demanded by the market, the working capital and profits from 2012 and 2013 shall be used to expend the production capacity of the Target Company by the end of 2013, total production capacity after the expansion shall reach 116,000 metric tons(3).

6.	During the Term, the quarterly and annual income statement of the Target Company shall not have loss in earnings; which means, the net profits shall not be negative.

III. Management Responsibility

1.
All parties have agreed that Target Company shall operate on the basis of the assets, liabilities, and shareholders’ equities referred to the financial statements as of September 30, 2010 that has been audited and determined by the U.S.-based auditor Sherb Co, LLP and the unaudited trial balance sheet of the Target Company as of June 30, 2011.

2.
Management Party undertakes to beat the performance benchmarks indicated in article II of this agreement, mange the Target Company’s daily operations, operated with the goal to decrease cost, increase performance and seek the highest profits. Also, management shall follow the SEC regulations and guidance applicable to the parent company, as a public company, to ensure all operations of the Target Company complies with the financial, internal control and disclosure requirements of a US public company.

3.     Management Party undertakes to exercise the following obligations:

3.1. Management Party shall conduct training regularly with the management teams of the Target Company, increase performance quality, train and strengthen management concepts to be consistent with the parent company. Conduct general assessment and evaluation of the management personnel’s performance; be clear on awards and penalties. Management shall mainly focus the Target Company’s productions, operations, sales and collections of the Target Company, based on the projections of the Target Company. All the sales transactions of the Target Company require complete supporting documents. The regular business paperwork that requires endorsements shall first be signed off by the person-in-charge, further approved by the Management Party, and last reviewed, signed, and stamped by the Target Company.

Monthly financial data of the Target Company shall be submitted to Party A by the 18th of each month during the Term, financial data shall be submitted to Party A’s Taiyuan office and US headquarters through the use of accounting software prescribed by Party A.

During the term of the Operation Management Agreement and within two years after leaving the company, the Managing Party shall not, solely, with or through any other person (or as the representative of any other person), directly or indirectly conduct any production or trading transactions of magnesium ingots, magnesium alloy or magnesium powder.

3.2. Manage the operations of the Target Company under the guidance of the annual and quarterly financials and sales budgets and plans set forth by the Board of Directors of the Target Company.
Management Party shall conduct timely, complete, accurate, and standardized financial management and accounting reconciliations of the Target Company, provide to Party A all financial data of the Target Company, submit  accounting information of the Target Company to the accounting department of Party A in accordance with the articles and bylaws of the company and be subject to the supervision and evaluation of the parent company.

3.3.
Management Party shall provide to the accounting department of Party A the information and access (physical and electronic) to all the bank accounts of the Target Company and all the accounts shall be opened with the banks that provide online banking services.

3.4.
The annual revenues and net profits of the Target Company shall not include any related party transactions with Management Party or its affiliates (except for the entities jointly funded along with Party A). In the circumstances that a transaction with a related party is necessary, the Target Company shall inform Party A of the nature and details of the transaction and execute the transaction only after Party A has provided written consent.

3.5.
The Target Company shall be in compliance with the internal control procedures set up by Party A (including but not limited to supporting documents of financial results, interflows of goods and materials, and cash flows, etc.) and cooperate with Party A’s auditors and Party A’s reviews and examinations.

3.6. Under the guidance of the respective Target Company’s board of directors, Management Party shall have the rights and obligations associated with the operational activities during the Term in accordance with the Articles and Bylaws of the Target Company and the terms of this Agreement.

3.7.
Party A shall be responsible for establishing the Target Company’s internal controls and the implementation of ERP software and accounting systems and procedures at its own cost and expense. The Target Company and Management Party shall fully cooperate in the implementation of these ERP systems and controls and shall utilize the systems and follow the procedures in the daily operation and management of the Target Company. See Parent company’s memo dated March 23, 2011 for the detailed implementation plans of the ERP (see attached).

Other financial requirements

4.
The Target Company shall not conduct any illegal activities during the Term. Any claims or liabilities resulted from the negligence or misconduct of Management Party during the Term shall be resolve by Management Party and any loss occurred to the Target Company shall also be responsibility of Management Party.

5.
Upon expiration of the Term, Party A and Management Party shall consult and negotiate in regards to the operation management of the Target Company, if there is no written notice from the parties 30 days prior to the expiration of the Term, this agreement shall automatically extend for one year.

6.
During the Term, the on-site staff appointed by Management Party and Party A, when requested, shall jointly control the office materials related to accounting management including contract seals, accountant seals, corporate seals, bank account numbers, and accounting books. The Target Company shall update Party A after these office materials have been used in accordance with the terms of providing accounting information. For the purpose of internal control, Party A has the right to monitor and the rights to knowledge in regards to Management Party’s management on the operations of the Target Company.

7.
During the Term of this Agreement, all labor of the company shall be hired by the Target Company according to actual operating status.  Target Company shall deal with all the labor disputes if there are any. Management Party agrees to fully cooperate with the Target Company in resolving any labor disputes of the Target Company or its own.

8.	During the Term, Management Party shall establish and implement the following policies: within 15 days of the end of each month, Target Company shall complete the monthly closing of the accounts, timely compile and submit to Party A all financial statements for the month end or year end, including “Balance Sheet”, “Income Statement”, “Tax Returns” and etc. The Management Party and each of the financial managers of the Target Company shall sign and seal a certification form provided by Party A to certify that the financial information the Target Company has submitted to Party A is true and complete.

V. Effectiveness

This agreement shall take effects upon the joint signatures and stamps of the legal person or authorized representatives of Party A and Management Party. The exhibit is an indispensable part of the agreement and has the same legal force as the body of the agreement. Following the principles defined in this agreement, both parties may sign additional supplementary agreements if necessary.

VI. Termination and Dispute Resolution

1.
If either of Party A or Management Party commits a breach of any provision of this Agreement and such breach continues for a period of thirty (30) days following a written request to cure such breach, the non breaching party has the rights to terminate this agreement. Breach of the Stock Transfer Agreement shall also be regarded as a breach of this agreement, and the non breaching party has the rights to terminate this agreement in accordance with the above provision.

If either of Party A or Management Party requests for a termination of this agreement, a written request shall be delivered to the other party, if there is no objections from the other party within 30 days after receiving of the written request this agreement shall be automatically terminated, if there are objections raised, the parties shall resolve through consultation.

2.
This agreement shall be governed by the Laws of People’s Republic of China. Any dispute occurring during the Term of this Agreement between the parties shall be solved through conference by all parties or through meditation. If both methods fail, either party can apply to Beijing-based China International Economic and Trade Arbitration Commission for arbitration. The arbitration proceedings shall be conducted in both English and Chinese (if there is dispute between the two languages, Chinese shall prevail). For any arbitration or litigation related to this agreement, the prevailing party is entitled to reasonable compensation from the losing party. The rulings of the China International Economic and Trade Arbitration Commission shall be the final rulings and have the legal force on every party engaged.

VII. Miscellaneous

This agreement has two original copies of both Chinese and English version, and each party holds one set of copies. All the copies shall be equally binding legally. If there is dispute between the English and Chinese version, Chinese version prevails.

(No text below for the body of the agreement)

Party A：CDI CHINA, INC. (Sign and Seal)

Legal Representative：

/s/ James Wang
Print Name:  James Wang

Date: 2011/08/30

Management Party： (Sign and Seal)

Yuwei Huang：

/s/ Yuwei Huang
Print Name: Yuwei Huang

Date: 2011/08/30

Kong Tung：

/s/ Kong Tung
Print Name: Kong Tung

Date: 2011/08/30

Footnote:
(1) Fiscal year refers to the fiscal year of CDII and shall start on October 1 of each year and end on September 30 of the following year.

(2) Fiscal 2011, the production capacity of each of the magnesium companies of the Target Company is based on the below data, unit: metric tons.

Facility Name	Production Capacity (metric tons)
Lingshi Xinghai	12,000
Baotou Chang Mag	20,000
Taiyuan Chang Mag	8,000
Golden Mg	12,000
Golden Trust	20,000
Contracted Facility 1	10,000
Contracted Facility 2	6,000
Total:	88,000

(3) End of fiscal 2013, the profits and cash flow from the 2 prior years shall be used to increase the production capacity by 12,000 metric tons for Lingshi Xinghai, 4,000 metric tons for Golden Trust, 12,000 metric tons for Golden Mag, after the expansion total production capacity shall reach 116,000 metric tons, as below listed:

Facility Name	Production Capacity (metric tons)
Lingshi Xinghai	24,000
Baotou Chang Mag	20,000
Taiyuan Chang Mag	8,000
Golden Mg	24,000
Golden Trust	24,000
Contracted Facility 1	10,000
Contracted Facility 2	6,000
Total:	116,000